Exhibit 10.1

Amended and Restated Addendum to

Amended and Restated License and Supply Agreement

This Amended and Restated Addendum to Amended and Restated License and Supply Agreement (the “Amended Addendum”) is made effective as of January 26, 2024, by and between Biofrontera AG (“AG”), Biofrontera Pharma GmbH (“PHARMA”), and Biofrontera Bioscience GmbH (“BIOSCIENCE”), each a German corporation/company with its principal offices at Hemmelrather Weg 201, 51377 Leverkusen, Germany, and Biofrontera Inc., a Delaware corporation with its principal place of business at 120 Presidential Way, Woburn, MA 01801, USA (“INC”). AG, PHARMA, BIOSCIENCE, and INC may collectively be referred to as the “Parties” or individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement, as defined below.

Recitals

Whereas, PHARMA, BIOSCIENCE, and INC have entered into an Amended and Restated License and Supply Agreement, dated as of June 16, 2021, as amended by that certain Corrected Amendment to Amended and Restated License and Supply Agreement, dated as of October 8, 2021 (collectively, the “Agreement”);

Whereas, the Parties added additional terms to the Agreement in regard to certain mutual payment obligations between the Parties on December 5, 2023 by executing a certain Addendum to Amended and Restated License and Supply Agreement (the “Addendum”),

Whereas, the parties wish to modify and restate the terms of the Addendum as described below; and

Now, therefore, in consideration of the foregoing and the agreements contained herein, the Parties hereto, intending to be legally bound hereby, agree as follows:

Agreement

1.	Payment Obligations. This Addendum pertains to the payment of the following obligations of each of the Parties (collectively, the “Payment Obligations”):

a.	INC’s payment of Invoice No. DARM00429 to PHARMA;

b.	INC’s payment of Invoice No. AR01207 (as adjusted to reflect termination of IT services on December 19, 2022) to PHARMA;

c.	INC’s payment of Invoices No DARM0043, DARM00444, DARM00484 to PHARMA;

d.	INC’s payment of invoices No TAR01584 and No.TAR01593 (services issues) to BIOSCIENCE;

e.	BIOSCIENCE’s payment of Invoice Nos. BioSci 2023-Q3, BioSci 2023-10, and BioSci 2023-09 to INC;

f.	INC’s payment of an invoice to be issued by PHARMA in relation to PO #11440 (for the purchase of Ameluz);

g.	AG’s reimbursement of its 50% share of the “Third Installment” payment under a certain “Amended Settlement Allocation Agreement” between INC and AG dated March 31, 2023 to INC;

h.	INC’s payment of the purchase price variance as described in Section 6.5 of the Agreement for the year ending December 31, 2023 (“2023 PPV”) to PHARMA;

i.	INC’s payments of invoices to be issued by PHARMA in relation to POs #11272, #11305, and #11154; and

j.	BIOSCIENCE’s payment of invoices to be issued by INC in relation to clinical services provided to BIOSCIENCE in Q4 2023.

2.	Payment Schedule. To satisfy the Payment Obligations in full, the Parties agree to the following payment schedule (collectively, the “Payment Schedule”):

a.	On or before December 20, 2023, INC will pay to PHARMA $2.791M towards DARM0043, DARM00444, DARM00484 and DARM00429.

i.	This sum shall be reduced by any outstanding payments from BIOSCIENCE to INC under Invoice Nos. BioSci 2023-Q3, BioSci 2023-10, and BioSci 2023-09 (currently, approximately $137K).

b.	On or before February 29, 2024, INC will pay to PHARMA i) the remainder owed under DARM00429 (approximately $1.4-1.6M), and ii) the full amount owed under the invoice to be issued by PHARMA in relation to PO # 11440 (estimated at approximately $2.9M).

i.	On January 31, 2024, the outstanding sum owed by INC to PHARMA under Section 2(b) above shall be reduced by any outstanding reimbursement from AG to INC for AG’s 50% share of the “Third Installment” payment under the “Amended Settlement Allocation Agreement” between INC and AG dated March 31, 2023 (currently, $2.815M) and any outstanding payments from BIOSCIENCE to INC in relation to clinical services provided to BIOSCIENCE in Q4 2023. Upon this reduction of these amounts owed by INC to PHARMA on January 31, 2024, the payment obligations by AG and Bioscience to INC referenced in this Section 2(b)(i) shall be deemed to be satisfied in full.

c.	On or before February 29, 2024, INC will pay to AG invoice AR01207 and to Bioscience invoices No TAR01584 and No.TAR01593.

d.	On or before April 30, 2024, INC will pay to PHARMA the agreed upon 2023 PPV and any invoices issued by PHARMA in relation to POs #11272, #11305, and #11154.

i.	These payments shall be contingent on INC and PHARMA’s agreement on the 2023 PPV and PHARMA’s timely delivery of the products described in POs #11272, #11305, and #11154.

e.	For all remaining purchases of “Licensed Products” (as defined by the Agreement) by INC in 2024, INC shall make payment to PHARMA within the standard payment term described in Section 6.1 of the Agreement. However, if INC fails to make payment in accordance with Section 6.1 of the Agreement for any reason, INC shall pay the overdue amount to PHARMA within thirty (30) additional days, in addition to interest calculated in accordance with Section 4.1(d) of the Agreement.

For purposes of clarification, for all remaining purchases of Licensed Products by INC in 2024, INC shall not have any rights to any cure period provided in Section 16.3 other than as set forth in this paragraph 2(d).

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3.	Other Terms.

a.	The Parties agree that INC’s timely completion of payments described in the Payment Schedule will effectively satisfy the Payment Obligations, in full. As such, so long as INC makes timely payments under the Payment Schedule, AG shall have no grounds to invoke the provisions of Section 16.3 of the Agreement or otherwise consider INC to be in breach of the Agreement due to non-payment of any Payment Obligations.

Notwithstanding the foregoing, any failure by INC to timely make any payments for “Licensed Products” as defined by the Agreement under the Payment Schedule shall constitute a material breach pursuant to the Agreement and shall entitle AG to enforce any rights under the Agreement, including any rights of termination pursuant to Section 16.3 of the Agreement, immediately upon such failure by INC to make timely payment as defined by Section 2 of this Addendum, irrespective of any cure period provided in Section 16.3 of the Agreement.

b.	This Addendum shall only serve to supplement, amend, and/or modify the Agreement to the extent specifically provided herein. All terms, conditions, provisions, exhibits and references of and to the Agreement that are not specifically supplemented, amended, and/or modified herein shall remain in full force and effect and shall not be altered by any provisions herein contained.

IN WITNESS WHEREOF, the Parties have executed this Addendum to Amended and Restated License and Supply Agreement as of the date first set forth above.

BIOFRONTERA AG		BIOFRONTERA INC.

BIOFRONTERA PHARMA GmbH		BIOFRONTERA BIOSCIENCE GmbH

By:	/s/ Pilar de la Huerta	By:	/s/ Hermann Luebbert
Name:	Pilar de la Huerta	Name:	Hermann Luebbert
Title:	Chief Financial Officer - Biofrontera AG	Title:	Chief Executive Officer
	Managing Director – Biofrontera Pharma GmbH		Managing Director - Biofrontera Bioscience GmbH

Date:	28.01.24	Date:	29.01.2024

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